Exhibit 99(a)

ALLTEL CORPORATION

One Allied Drive

Little Rock, AR 72202

501-905-8000

For additional information contact:	Andrew Moreau 501-905-7962
Vice President - Corporate Communications
andrew.moreau@alltel.com

Rob Clancy 501-905-8991
Vice President - Investor Relations
rob.clancy@alltel.com

Release Date:	Feb. 14, 2005

ALLTEL remarkets its senior notes due in 2007

LITTLE ROCK, Ark. - ALLTEL (NYSE:AT) today announced that it successfully remarketed approximately $1.385 billion aggregate principal amount of its Senior Notes due May 17, 2007, originally issued as part of its equity units in the form of corporate units (NYSE:AYZ). As a result of the remarketing, the annual interest rate on the Senior Notes will be reset from 6.25 percent to 4.656 percent and the Senior Notes will no longer form part of the corporate units.

Merrill Lynch & Co., JPMorgan Securities Inc., Banc of America Securities LLC, and Citigroup Global Markets Inc. are the lead remarketing agents for the transaction.

The remarketing was conducted pursuant to the terms of the equity units and is scheduled to close on Feb. 17, 2005. Proceeds of the remarketed Senior Notes will be used to purchase a portfolio of U.S. Treasury securities that will be pledged to secure the corporate unit holders' obligations under the stock purchase contract component of the corporate units. Any proceeds in excess of the purchase price of the portfolio of U.S. Treasury securities (net of the remarketing agents' fee) will be distributed to holders who were record holders of the corporate units on Feb. 11, 2005. In May 2005, upon the settlement of the stock purchase contract, ALLTEL will receive approximately $1.385 billion in proceeds and will deliver between 22.9 and 28.0 million shares of its common stock.

This press release does not constitute an offer of any securities. The remarketing will only be made pursuant to a prospectus supplement and accompanying prospectus which, when finalized, may be obtained from Merrill Lynch & Co., Attn: Debt Syndicate Desk, 212-449-4913, or JPMorgan, Attn: Investment Grade Syndicate Desk, 212-834-4533.

ALLTEL is a customer-focused communications company with more than 13 million customers and $8 billion in annual revenues. ALLTEL provides wireless, local telephone, long-distance, Internet and broadband services to residential and business customers in 26 states.

Cautionary statement regarding forward-looking statements.

This news release includes certain forward-looking statements regarding the Senior Notes and the equity units. ALLTEL claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors which are detailed in ALLTEL's Annual Report on Form 10-K for the year ended Dec. 31, 2004.

-end-

ALLTEL, NYSE: AT

www.alltel.com